Exhibit 99.2

Syros Announces Strategic Priorities and Expected Milestones

Potential Proof-of-Concept Data for SY-1425 in Combination with Azacitidine in RARA-Positive Relapsed or Refractory AML Patients Expected in Fourth Quarter of 2020

Mature Data for SY-1425 in Combination with Azacitidine in RARA-Positive Newly Diagnosed Unfit AML Patients Expected in Fourth Quarter of 2020

Phase 1 Trial of SY-5609 On Track to Begin in First Quarter of 2020; Initial Dose Escalation Data Expected in Fourth Quarter of 2020

CAMBRIDGE, Mass., January 12, 2020 – Syros Pharmaceuticals (NASDAQ: SYRS), a leader in the development of medicines that control the expression of genes, today outlined its strategic priorities and expected upcoming milestones.

“2019 was marked by significant progress across our pipeline, as Syros redefines the power of small molecules to control the expression of genes,” said Nancy Simonian, M.D., Syros’ Chief Executive Officer. “We shared promising clinical data for SY-1425 in newly diagnosed unfit RARA-positive AML patients, as well as exciting preclinical data for SY-5609 that speak to its potential as a best-in-class oral CDK7 inhibitor. We ended the year on a strong note, entering into a collaboration with Global Blood Therapeutics that allows us to expand and accelerate our efforts to bring an oral medicine to market that may provide a functional cure for people living with sickle cell disease or beta thalassemia.”

“We are excited to build on this progress in 2020, with multiple milestones expected across our clinical and discovery-stage pipeline,” Dr. Simonian continued. “We look forward to advancing SY-5609 into clinical development in the first quarter, and to reporting clinical data for both SY-1425 and SY-5609, including potential proof-of-concept data for SY-1425 in RARA-positive relapsed or refractory AML patients, in the fourth quarter. In parallel, we continue to advance our discovery pipeline in cancer and monogenic disease areas where we believe we have the potential to deliver transformative gene control medicines for diseases that have eluded other genomics-based approaches.”

Expected Clinical Milestones

SY-1425

•

Report potential proof-of-concept data in fourth quarter of 2020 from ongoing Phase 2 trial cohort evaluating SY-1425 in combination with azacitidine in RARA-positive relapsed or refractory acute myeloid leukemia (AML) patients.

•

Report mature data in fourth quarter of 2020 from fully enrolled Phase 2 trial cohorts evaluating SY-1425 in combination with azacitidine in newly diagnosed AML patients who are not suitable candidates for standard chemotherapy.

SY-5609

•

Initiate Phase 1 trial of SY-5609 in first quarter of 2020 in patients with breast, colorectal, lung and ovarian cancers, as well as in patients with solid tumors of any histology harboring Rb pathway alterations.

•	Report initial safety, tolerability, pharmacokinetic and pharmacodynamic data in fourth quarter of 2020 from dose escalation portion of Phase 1 trial.

•	Report additional dose escalation data, including clinical activity data, in mid-2021.

Preclinical Pipeline

•	Syros expects to nominate its next development candidate by the end of 2021.

Syros also announced today that the Company’s second monogenic disease program is in myotonic dystrophy type 1.

Financial Guidance

Based on its current operating plans, Syros expects that its existing cash, cash equivalents and marketable securities are sufficient to fund its anticipated operating expenses and capital expenditure requirements into the fourth quarter of 2021 through key clinical milestones for both SY-1425 and SY-5609.

About Syros Pharmaceuticals

Syros is redefining the power of small molecules to control the expression of genes. Based on its unique ability to elucidate regulatory regions of the genome, Syros aims to develop medicines that provide a profound benefit for patients with diseases that have eluded other genomics-based approaches. Syros is advancing a robust pipeline, including SY-1425, a first-in-class oral selective RARα agonist in a Phase 2 trial in a genomically defined subset of acute myeloid leukemia patients, and SY-5609, a highly selective and potent oral CDK7 inhibitor expected to enter a Phase 1 trial in cancer in the first quarter of 2020. Syros also has multiple preclinical and discovery programs in oncology and monogenic diseases. For more information, visit www.syros.com and follow us on Twitter (@SyrosPharma) and LinkedIn.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995, including without limitation statements regarding the timing for reporting and the quality of data from the ongoing clinical evaluating SY-1425 in combination with azacitidine in AML patients, the initiation of a Phase 1 clinical trial of SY-5609 in the first quarter and the timing for reporting data from this trial, the ability to bring an oral medicine to market that provides a functional cure for sickle cell disease or beta thalassemia patients, the advancement of the Company’s preclinical and discovery programs, the timing for nomination of the Company’s next development candidate, and the sufficiency of the Company’s capital resources to fund operating expense and capital expenditure requirements into the fourth quarter of 2021 through key clinical milestones. The words ‘‘anticipate,’’ ‘‘believe,’’ ‘‘continue,’’ ‘‘could,’’ ‘‘estimate,’’ ‘‘expect,’’ “hope,” ‘‘intend,’’ ‘‘may,’’ ‘‘plan,’’ ‘‘potential,’’ ‘‘predict,’’ ‘‘project,’’ ‘‘target,’’

‘‘should,’’ ‘‘would,’’ and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Actual results or events could differ materially from the plans, intentions and expectations disclosed in these forward-looking statements as a result of various important factors, including Syros’ ability to: advance the development of its programs, including SY-1425 and SY-5609, under the timelines it projects in current and future clinical trials; demonstrate in any current and future clinical trials the requisite safety, efficacy and combinability of its drug candidates; successfully initiate clinical development of SY-5609; replicate scientific and non-clinical data in clinical trials; successfully develop a companion diagnostic test to identify patients with the RARA biomarker; obtain and maintain patent protection for its drug candidates and the freedom to operate under third party intellectual property; obtain and maintain necessary regulatory approvals; identify, enter into and maintain collaboration agreements with third parties, including its ability to perform under its collaboration agreements with Incyte Corporation and Global Blood Therapeutics; manage competition; manage expenses; raise the substantial additional capital needed to achieve its business objectives; attract and retain qualified personnel; and successfully execute on its business strategies; risks described under the caption “Risk Factors” in Syros’ Annual Report on Form 10-K for the year ended December 31, 2018 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2019, each of which is on file with the Securities and Exchange Commission; and risks described in other filings that Syros makes with the Securities and Exchange Commission in the future. Any forward-looking statements contained in this press release speak only as of the date hereof, and Syros expressly disclaims any obligation to update any forward-looking statements, whether because of new information, future events or otherwise.

Media Contact:

Naomi Aoki

Syros Pharmaceuticals, Inc.

617-283-4298

naoki@syros.com

Investor Contact:

Hannah Deresiewicz

Stern Investor Relations, Inc.

212-362-1200

hannah.deresiewicz@sternir.com